Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports Second Quarter 2020 Results

NEW YORK, NY, August 6, 2020 - Urban Edge Properties (NYSE: UE) (the "Company") today announced its results for the quarter ended June 30, 2020.
Financial Results(1)(2)

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Generated net income of $32.5 million, or $0.27 per diluted share, for the second quarter of 2020 compared to net income of $28.1 million, or $0.22 per diluted share, for the second quarter of 2019 and $83.8 million, or $0.67 per diluted share, for the six months ended June 30, 2020 compared to $56.0 million, or $0.44 per diluted share, for the six months ended June 30, 2019.

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Generated Funds from Operations applicable to diluted common shareholders ("FFO") of $55.7 million, or $0.46 per share, for the quarter compared to $57.6 million, or $0.45 per share, for the second quarter of 2019 and $90.5 million, or $0.73 per share, for the six months ended June 30, 2020 compared to $94.1 million, or $0.74 per share, for the six months ended June 30, 2019.

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Generated FFO as Adjusted of $21.7 million, or $0.18 per share, for the quarter compared to $37.4 million, or $0.30 per share, for the second quarter of 2019 and $56.7 million, or $0.46 per share, for the six months ended June 30, 2020 compared to $74.6 million, or $0.59 per share, for the six months ended June 30, 2019.

Operating Results(1)(3)

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Reported a decline of 19.4% in same-property Net Operating Income ("NOI"), including properties in redevelopment, compared to the second quarter of 2019 and a decline of 10.1% compared to the six months ended June 30, 2019.

•	Reported a decline of 19.7% in same-property NOI, excluding properties in redevelopment, compared to the second quarter of 2019 and a decline of 10.4% compared to the six months ended June 30, 2019.

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Second quarter results were negatively impacted by $12.5 million of rental revenue deemed uncollectible primarily due to the COVID-19 pandemic, of which $12.2 million was recognized within same-property NOI both including and excluding assets in redevelopment.

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Reported same-property portfolio occupancy of 92.7%, a decrease of 70 basis points compared to March 31, 2020 and an increase of 20 basis points compared to June 30, 2019. The decline in sequential occupancy was primarily related to the closure of three A.C. Moore locations as part of its liquidation.

•	Reported consolidated portfolio occupancy of 92.4%, a decrease of 40 basis points compared to March 31, 2020 and an increase of 30 basis points compared to June 30, 2019.

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Executed 16 new leases, renewals and options totaling 240,000 square feet ("sf") during the quarter. Same-space leases totaled 230,000 sf and generated average rent spreads of 11.5% on a GAAP basis and 3.8% on a cash basis. Excluding a new lease executed on an anchor space that was vacant for more than five years, GAAP and cash rent spreads for the second quarter were 16.0% and 8.6%, respectively.

Balance Sheet and Liquidity(1)(5)(6)
The Company maintains one of the strongest and most liquid balance sheets in the sector. The Company has $640 million of cash on hand and 46 unencumbered properties that had an estimated value of $1.2 billion prior to the COVID-19 pandemic. In addition, other than its line of credit, the Company’s outstanding indebtedness is made up entirely of 32 separate non-recourse mortgages aggregating $1.6 billion which provide flexibility on an asset-by-asset basis.
Balance sheet highlights as of June 30, 2020, include:

•	Total liquidity of approximately $1 billion, comprising $640 million of cash on hand and $350 million available under our revolving credit agreement.

•	$250 million drawn on $600 million revolving credit facility, which does not mature until 2024.

•	Total market capitalization of approximately $3.3 billion, comprised of 121.4 million fully-diluted common shares valued at $1.4 billion and $1.8 billion of debt.

•	Net debt to total market capitalization of 37%.

Development and Redevelopment
During the quarter, the Company executed a lease with Uncle Giuseppe's Marketplace at Briarcliff Commons, a redevelopment property in Morris Plains, NJ and commenced a new redevelopment project for the construction of ShopRite at Huntington Commons.
These redevelopment plans reflect the Company’s focus to increase the long-term value of its assets by adding high quality grocers and upgrading the overall tenant mix of the respective properties. At Briarcliff Commons, Uncle Giuseppe’s will provide gourmet offerings in a full-service grocery setting and will join other tenants that have recently been added to the property as part of the redevelopment including First Watch, Chick-fil-A, and Skechers. Chopt Creative Salad Company will join the strong tenant lineup in the summer of 2021 followed by the expected opening of Uncle Giuseppe’s in the fall of 2021. At Huntington Commons, ShopRite will take a portion of the space formerly occupied by Kmart and will bring a full-service supermarket highly sought after by the local consumer in this market.
The Company has $94.7 million of active redevelopment projects under way, of which $55.8 million remains to be funded. These projects are expected to generate an 8% unleveraged yield.

Financing and Investing Activities(4)(5)
On June 1, 2020, the Company completed the refinancing of its mortgage loan at The Outlets at Montehiedra, a leading value-oriented retail destination located in San Juan, Puerto Rico. The previous $119 million CMBS loan encumbering the property was due to mature in July 2021 and consisted of an $83 million senior note bearing interest at 5.33% and a $30 million junior note, bearing interest at 3.0%, including total accrued interest of $6 million. Based on the payoff provisions of the prior loan, the junior note including accrued interest was forgiven and the senior loan was replaced by a new $82 million 10-year fixed rate mortgage, bearing interest at 5.00%. As a result of the refinancing, the Company recognized a gain on extinguishment of debt of $34.9 million in the second quarter of 2020. With the completion of this refinancing, the Company does not have any other debt maturities until May, 2022. Post refinancing, the weighted average remaining term for all secured mortgage debt outstanding increased from approximately 5 years to 6 years, further enhancing an already strong and liquid balance sheet.
In April, the Company defaulted on its $129 million non-recourse mortgage loan on Las Catalinas Mall in Puerto Rico, which now accrues interest at a default rate of 7.43% (compared to the stated rate of 4.43%). Interest expense recognized in the second quarter of this year was $2.4 million compared to $1.5 million in the second quarter of 2019. We remain in active negotiations with the servicer but no determination has been made as to the timing or ultimate resolution of the debt restructuring that may arise from this process. The mall generated $0.9 million of NOI in the second quarter of this year compared to $1.8 million in the second quarter of 2019. The Company's net debt to Adjusted Earnings before interest, tax, depreciation and amortization for real estate ("EBITDAre") was 7.5x using our second quarter's annualized EBITDAre and would have been 6.8x excluding Las Catalinas.
Pursuant to the Company's share repurchase program, 1.4 million common shares were repurchased during the quarter at a weighted average share price of $7.98 for a total of $11.3 million. Under the program, the Company may repurchase up to $200 million of its common shares. Total purchases made under the program to date in 2020 aggregate 5.9 million common shares at a weighted average share price of $9.22 for a total of $54.1 million.
On August 6, 2020, the Company obtained a $7.3 million,10-year non-recourse mortgage loan at a rate of 3.15% on its property in Montclair, NJ.

General and Administrative Expenses
During the second quarter, the Company’s general and administrative expenses totaled $18.1 million, which includes $7.2 million of one-time executive transition costs related to the termination of our former President of Development and $1.2 million of transaction costs related to the debt refinancing at The Outlets at Montehiedra. The executive transition costs included $1.5 million of severance expenses paid in cash and $5.6 million of noncash expenses resulting from the accelerated amortization of unvested stock options, restricted stock and long-term incentive plan ("LTIP") awards.

Dividend Policy
As a result of COVID-19 and the ongoing uncertainties it has generated regarding tenant reopening dates, rent collections and the long-term impact on free cash-flow, the Company has temporarily suspended quarterly dividend distributions. The Company’s Board of Trustees will continue to monitor the Company’s financial performance and economic outlook and, at a later date, intends to reinstate a regular quarterly dividend of at least the amount required to continue qualifying as a REIT for US federal income tax purposes.

COVID-19 Business Update
As of August 4, 2020, the Company collected 72% of second quarter and 73% of July 2020 base rents and monthly tenant expense reimbursements, respectively, and 94% of the portfolio’s gross leasable area (92% as measured by annualized base rent ("ABR")) is open for business. Additional information related to the COVID-19 pandemic is included in the quarterly supplemental disclosure package which can be found on the Company's website (www.uedge.com).

(1) Refer to "Non-GAAP Financial Measures" and "Operating Metrics" for definitions and additional detail.
(2) Refer to page 8 for a reconciliation of net income to FFO and FFO as Adjusted for the quarter ended June 30, 2020.
(3) Refer to page 9 for a reconciliation of net income to NOI and Same-Property NOI for the quarter ended June 30, 2020.
(4) Refer to page 10 for a reconciliation of net income to EBITDAre and annualized Adjusted EBITDAre for the quarter ended June 30, 2020.
(5) Net debt as of June 30, 2020 is calculated as total consolidated debt of $1.8 billion less total cash and cash equivalents, including restricted cash, of $639.8 million. Excluding the $129 million mortgage on Las Catalinas, net debt would have been $1.1 billion as of June 30, 2020.

Non-GAAP Financial Measures
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. Additionally, the Company's computation of non-GAAP metrics may not be comparable to similarly titled non-GAAP metrics reported by other REITs or real estate companies that define these metrics differently and, as a result, it is important to understand the manner in which the Company defines and calculates each of its non-GAAP metrics. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:

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FFO: The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular real estate investment trusts ("REITs"). FFO, as defined by the National Association of Real Estate Investment Trusts ("Nareit") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable real estate and land when connected to the main business of a REIT, impairments on depreciable real estate or land related to a REIT's main business and rental property depreciation and amortization expense. The Company believes that financial analysts, investors and shareholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminishes predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.

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FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results, including non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

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NOI: The Company uses NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from net income. The Company calculates NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for non-cash rental income and expense, and income or expenses that we do not believe are representative of ongoing operating results, if any. In addition, the Company uses NOI margin, calculated as NOI divided by total revenue, which the Company believes is useful to investors for similar reasons. The Company has historically defined this metric as "Cash NOI." There have been no changes to the calculation of this metric. However, the Company has decided to refer to this metric as "NOI" instead of "Cash NOI" to further clarify that, consistent with the definition of this metric, the revenue and expenses reflected in this metric include some accrued amounts and are not limited to amounts for which the Company actually received or made cash payment during the applicable period.

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Same-property NOI: The Company provides disclosure of NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared, which total 73 properties for the three and six months ended June 30, 2020 and 2019, respectively. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area ("GLA") is taken out of service and also excludes properties acquired or sold during the periods being compared. As such, same-property NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition or disposition of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of NOI on a same-property basis adjusted to include redevelopment properties. Same-property NOI may include other adjustments as detailed in the Reconciliation of Net Income to NOI and same-property NOI included in the tables accompanying this press release. The Company has historically defined this metric as "same-property Cash NOI." There have been no changes to the calculation of this metric. The Company has decided to refer to this metric as "same-property NOI" for the same reasons discussed above under "NOI," which we had historically defined as "Cash NOI."

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EBITDAre and Adjusted EBITDAre: EBITDAre and Adjusted EBITDAre are supplemental, non-GAAP measures utilized by us in various financial ratios. The White Paper on EBITDAre, approved by Nareit's Board of Governors in September 2017, defines EBITDAre as net income (computed in accordance with GAAP), adjusted for interest expense, income tax expense, depreciation and amortization, losses and gains on the disposition of depreciated property, impairment write-downs of depreciated property and investments in unconsolidated joint ventures, and adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures. EBITDAre and Adjusted EBITDAre are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDAre and Adjusted EBITDAre, as opposed to income before income taxes, in various ratios provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. Adjusted EBITDAre may include other adjustments not indicative of operating results as detailed in the Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre included in the tables accompanying this press release. The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDAre as of June 30, 2020, and net debt (net of cash) to total market capitalization, which it believes is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage. The presentation of EBITDAre and Adjusted EBITDAre is consistent with EBITDA and Adjusted EBITDA as presented in prior periods.

The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP performance measures outlined above. Reconciliations of these measures to net income have been provided in the tables accompanying this press release.

Operating Metrics

The Company presents certain operating metrics related to our properties, including occupancy, leasing activity and rental rates. Operating metrics are used by the Company and are useful to investors in facilitating an understanding of the operational performance for our properties.

Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and include leases signed, but for which rent has not yet commenced. Same-property portfolio occupancy includes properties that have been owned and operated for the entirety of the reporting periods being compared, which total 73 properties for the three and six months ended June 30, 2020 and 2019, respectively. Occupancy metrics presented for the Company's same-property portfolio excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months or properties sold during the periods being compared.

Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of our website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports.

ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 78 properties totaling 15.1 million square feet of gross leasable area.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this Press Release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our actual future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of forward-looking statements are beyond our ability to control or predict and include, among others: (i) the economic, political and social impact of, and uncertainty relating to, the COVID-19 pandemic, including (a) the effectiveness or lack of effectiveness of governmental relief in providing assistance to large and small businesses, particularly our retail tenants, that have suffered significant declines in revenues as a result of mandatory business shut-downs, “shelter-in-place” or “stay-at-home” orders and social distancing practices, as well as to individuals adversely impacted by the COVID-19 pandemic, (b) the duration of any such orders or other formal recommendations for social distancing and the speed and extent to which revenues of our retail tenants recover following the lifting of any such orders or recommendations, (c) the potential impact of any such events on the obligations of the Company’s tenants to make rent and other payments or honor other commitments under existing leases, (d) the potential adverse impact on returns from redevelopment projects, and (e) the broader impact of the severe economic contraction and increase in unemployment that has occurred in the short term and negative consequences that will occur if these trends are not quickly reversed; (ii) the loss or bankruptcy of major tenants, particularly in light of the adverse impact to the financial health of many retailers that has occurred and continues to occur as a result of the COVID-19 pandemic; (iii) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration, the Company’s ability to re-lease its properties on the same or better terms, or at all, in the event of non-renewal or in the event the Company exercises its right to replace an existing tenant, particularly, in light of the adverse impact to the financial health of many retailers that has occurred and continues to occur as a result of the COVID-19 pandemic and the significant uncertainty as to when and the conditions under which potential tenants will be able to operate physical retail locations in future; (iv) the impact of e-commerce on our tenants’ business; (v) macroeconomic conditions, such as a disruption of, or lack of access to the capital markets, as well as the recent significant decline in the Company’s share price from prices prior to the spread of the COVID-19 pandemic; (vi) the Company’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions and investments; (vii) changes in general economic conditions or economic conditions in the markets in which the Company competes, and their effect on the Company’s revenues, earnings and funding sources, and on those of its tenants; (viii) increases in the Company’s borrowing costs as a result of changes in interest rates and other factors, including the potential phasing out of LIBOR after 2021; (ix) the Company’s ability to pay down, refinance, restructure or extend its indebtedness as it becomes due and potential limitations on the Company’s ability to borrow funds under its existing credit facility as a result of covenants relating to the Company’s financial results; (x) potentially higher costs associated with the Company’s development, redevelopment and anchor repositioning projects, and the Company’s ability to lease the properties at projected rates; (xi) the Company’s liability for environmental matters; (xii) damage to the Company’s properties from catastrophic weather and other natural events, and the physical effects of climate change; (xiii) the Company’s ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; (xiv) information technology security breaches; and (xv) the loss of key executives. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2019 and the other documents filed by the Company with the Securities and Exchange Commission.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2020	2019
ASSETS
Real estate, at cost:
Land	$527,480	$515,621
Buildings and improvements	2,325,299	2,197,076
Construction in progress	42,019	28,522
Furniture, fixtures and equipment	7,174	7,566
Total	2,901,972	2,748,785
Accumulated depreciation and amortization	(700,362)	(671,946)
Real estate, net	2,201,610	2,076,839
Right-of-use assets	77,957	81,768
Cash and cash equivalents	615,579	432,954
Restricted cash	24,256	52,182
Tenant and other receivables	28,410	21,565
Receivable arising from the straight-lining of rents	68,410	73,878
Identified intangible assets, net of accumulated amortization of $32,755 and $30,942, respectively	57,332	48,121
Deferred leasing costs, net of accumulated amortization of $16,478 and $16,560, respectively	20,162	21,474
Deferred financing costs, net of accumulated amortization of $4,262 and $3,765, respectively	3,903	3,877
Prepaid expenses and other assets	27,488	33,700
Total assets	$3,125,107	$2,846,358

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,584,724	$1,546,195
Unsecured credit facility borrowings	250,000	—
Lease liabilities	76,528	79,913
Accounts payable, accrued expenses and other liabilities	58,374	76,644
Identified intangible liabilities, net of accumulated amortization of $67,446 and $62,610, respectively	128,371	128,830
Total liabilities	2,097,997	1,831,582
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 116,701,311 and 121,370,125 shares issued and outstanding, respectively	1,166	1,213
Additional paid-in capital	984,933	1,019,149
Accumulated earnings (deficit)	1,012	(52,546)
Noncontrolling interests:
Operating partnership	39,575	46,536
Consolidated subsidiaries	424	424
Total equity	1,027,110	1,014,776
Total liabilities and equity	$3,125,107	$2,846,358

URBAN EDGE PROPERTIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
REVENUE
Rental revenue	$73,265	$101,488	$166,265	$198,796
Management and development fees	285	308	599	660
Other income	69	951	115	1,023
Total revenue	73,619	102,747	166,979	200,479
EXPENSES
Depreciation and amortization	23,299	22,567	46,770	44,397
Real estate taxes	14,896	15,221	29,862	30,698
Property operating	11,894	14,416	26,431	31,477
General and administrative	18,053	10,010	27,900	20,590
Casualty and impairment loss, net	—	5,112	—	9,070
Lease expense	3,351	3,896	6,785	7,551
Total expenses	71,493	71,222	137,748	143,783
Gain on sale of real estate	—	11,550	39,775	28,503
Interest income	422	2,458	2,105	4,964
Interest and debt expense	(18,573)	(16,472)	(35,748)	(33,008)
Gain on extinguishment of debt	34,908	—	34,908	—
Income before income taxes	18,883	29,061	70,271	57,155
Income tax benefit (expense)	13,662	(994)	13,562	(1,196)
Net income	32,545	28,067	83,833	55,959
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(1,290)	(1,518)	(3,598)	(3,873)
Consolidated subsidiaries	—	22	—	22
Net income attributable to common shareholders	$31,255	$26,571	$80,235	$52,108

Earnings per common share - Basic:	$0.27	$0.22	$0.68	$0.44
Earnings per common share - Diluted:	$0.27	$0.22	$0.67	$0.44
Weighted average shares outstanding - Basic	116,522	120,364	118,744	118,330
Weighted average shares outstanding - Diluted	116,595	120,461	119,607	118,436

Reconciliation of Net Income to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the three and six months ended June 30, 2020 and 2019, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of FFO and FFO as Adjusted.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income	$32,545	$28,067	$83,833	$55,959
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(1,290)	(1,518)	(3,598)	(3,873)
Consolidated subsidiaries	—	22	—	22
Net income attributable to common shareholders	31,255	26,571	80,235	52,108
Adjustments:
Rental property depreciation and amortization	23,111	22,348	46,392	43,971
Gain on sale of real estate	—	(11,550)	(39,775)	(28,503)
Real estate impairment loss	—	18,695	—	22,653
Limited partnership interests in operating partnership	1,290	1,518	3,598	3,873
FFO Applicable to diluted common shareholders	55,656	57,582	90,450	94,102
FFO per diluted common share(1)	0.46	0.45	0.73	0.74
Adjustments to FFO:
Gain on extinguishment of debt	(34,908)	—	(34,908)	—
Tax impact of debt restructuring(2)	(13,366)	—	(13,366)	—
Executive transition costs(3)	7,152	—	7,152	375
Write-off of receivables arising from the straight-lining of rents(4)	6,048	—	6,048	—
Transaction, severance and other expenses(5)	1,165	536	1,291	784
Casualty gain, net	—	(13,583)	—	(13,583)
Impact from tenant bankruptcies	—	(7,366)	—	(7,366)
Tax impact from Hurricane Maria	—	1,111	—	1,111
Tenant bankruptcy settlement income	—	(835)	—	(862)
FFO as Adjusted applicable to diluted common shareholders	$21,747	$37,445	$56,667	$74,561
FFO as Adjusted per diluted common share(1)	$0.18	$0.30	$0.46	$0.59

Weighted Average diluted common shares(1)	121,408	126,580	124,082	126,554
(1) Weighted average diluted shares used to calculate FFO per share and FFO as Adjusted per share for the three and six months ended June 30, 2020, respectively are higher than the GAAP weighted average diluted shares as a result of the dilutive impact of LTIP and OP units which may be redeemed for our common shares.
(2) Amount for the three and six months ended June 30, 2020 reflects the income tax benefit resulting from the refinancing and restructuring transactions which occurred at the Company's mall in Puerto Rico, The Outlets at Montehiedra, in June 2020.
(3) Amount for the three and six months ended June 30, 2020 reflects costs associated with the termination of the Company's former President of Development. Amount for the six months ended June 30, 2019 reflects costs associated with the retirement of the Company's former Chief Operating Officer.
(4) The Company recognized a write-off of $6.0 million of receivables arising from the straight-lining of rents during the three and six months ended June 30, 2020 in connection with leases with rental revenue being recognized on a cash-basis.
(5) Prior period amounts have been conformed to current period presentation.

Reconciliation of Net Income to NOI and Same-Property NOI

The following table reflects the reconciliation of net income to NOI, same-property NOI and same-property NOI including properties in redevelopment for the three and six months ended June 30, 2020 and 2019, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of NOI and same-property NOI.

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands)	2020	2019	2020	2019
Net income	$32,545	$28,067	$83,833	$55,959
Management and development fee income from non-owned properties	(285)	(308)	(599)	(660)
Other expense	201	318	456	548
Depreciation and amortization	23,299	22,567	46,770	44,397
General and administrative expense	18,053	10,010	27,900	20,590
Casualty and impairment loss, net(1)	—	5,112	—	9,070
Gain on sale of real estate	—	(11,550)	(39,775)	(28,503)
Interest income	(422)	(2,458)	(2,105)	(4,964)
Interest and debt expense	18,573	16,472	35,748	33,008
Gain on extinguishment of debt	(34,908)	—	(34,908)	—
Income tax (benefit) expense	(13,662)	994	(13,562)	1,196
Non-cash revenue and expenses	3,938	(9,089)	1,243	(11,163)
NOI(2)	47,332	60,135	105,001	119,478
Adjustments:
Non-same property NOI(3)	(2,877)	(4,229)	(5,990)	(8,309)
Tenant bankruptcy settlement income and lease termination income	(504)	(1,152)	(507)	(1,179)
Same-property NOI	$43,951	$54,754	$98,504	$109,990
NOI related to properties being redeveloped	658	611	1,354	1,135
Same-property NOI including properties in redevelopment	$44,609	$55,365	$99,858	$111,125
(1) The three and six months ended June 30, 2019 reflect real estate impairment losses, offset by insurance proceeds for Hurricane Maria at our two malls in Puerto Rico and for tornado damage at our shopping center in Wilkes-Barre, PA.
(2) The Company has historically defined this metric as “Cash NOI.” There have been no changes to the calculation.
(3) Non-same property NOI includes NOI related to properties being redeveloped and properties acquired or disposed in the period.

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre

The following table reflects the reconciliation of net income to EBITDAre and Adjusted EBITDAre for the three and six months ended June 30, 2020 and 2019, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of EBITDAre and Adjusted EBITDAre.

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands)	2020	2019	2020	2019
Net income	$32,545	$28,067	$83,833	$55,959
Depreciation and amortization	23,299	22,567	46,770	44,397
Interest and debt expense	18,573	16,472	35,748	33,008
Income tax (benefit) expense	(13,662)	994	(13,562)	1,196
Gain on sale of real estate	—	(11,550)	(39,775)	(28,503)
Real estate impairment loss	—	18,695	—	22,653
EBITDAre	60,755	75,245	113,014	128,710
Adjustments for Adjusted EBITDAre:
Gain on extinguishment of debt	(34,908)	—	(34,908)	—
Executive transition costs(1)	7,152	—	7,152	375
Write-off of receivable arising from the straight-lining of rents(1)	6,048	—	6,048	—
Transaction, severance and other expenses	1,165	536	1,291	784
Casualty gain, net	—	(13,583)	—	(13,583)
Impact from tenant bankruptcies	—	(7,366)	—	(7,366)
Tenant bankruptcy settlement income	—	(835)	—	(862)
Adjusted EBITDAre(2)	$40,212	$53,997	$92,597	$108,058
(1) Refer to footnotes on page 8, Reconciliation of Net Income to FFO and FFO as Adjusted, for the adjustments included in these line items.
(2) The Company's net debt to adjusted EBITDAre was 7.5x using our second quarter's annualized EBITDAre and would have been 6.8x excluding $0.8 million of Adjusted EBITDAre from Las Catalinas.